EX-28(d)(j)(i)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS AMENDMENT TO SUB-ADVISORY AGREEMENT, dated as of March 1, 2021 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (“Delaware”).

Recitals

WHEREAS, LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

WHEREAS, LIAC has contracted with Delaware to serve as sub-adviser to several series of the Trust, pursuant to a Sub-Advisory Agreement executed as of January 4, 2010, as amended and, as supplemented by an Assignment and Assumption of Subadvisory Agreements dated June 30, 2013 (the “Agreement”);

WHEREAS, the parties have agreed to amend the Agreement and its Schedule A to add certain new series of the Trust.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A shall be deleted and replaced in its entirety with the attached Schedule A effective May 1, 2021 to add certain new series of the Trust;

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect; and

3.	This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION		DELAWARE INVESTMENTS FUND ADVISERS, a series of Macquarie Investment Management Business Trust

By:	/s/ Jayson R. Bronchetti	By:	/s/ Roger Early
Name:	Jayson R. Bronchetti	Name:	Roger Early
Title:	President	Title:	Executive Vice President

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

Fund	Annual Rate as a Percent of Average Daily Net Assets
LVIP Delaware Bond Fund	[REDACTED]
LVIP Delaware Diversified Income Fund
LVIP Delaware High Yield Fund
LVIP Delaware Limited-Term Diversified Income Fund
LVIP Delaware Mid Cap Value Fund
LVIP Delaware REIT Fund
LVIP Delaware SMID Cap Core Fund
LVIP Delaware Social Awareness Fund
LVIP Delaware U.S. Growth Fund
LVIP Delaware Value Fund

[REDACTED]

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